                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 5                                                      OMB APPROVAL
                                                   -----------------------------
[X] Check box if no longer subject                 OMB NUMBER:  3235-0362
    to Section 16. Form 4 or                       Expires:  September 30, 1998
    Form 5 obligations may                         Estimated average burden
    continue. See Instruction 1(b).                hours per response ...... 1.0
                                                   -----------------------------
[_] Form 3 Holdings Reported

[X] Form 4 Transactions Reported


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person*

 Andelman                             David
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  (Last)                             (First)                         (Middle)

                        101 Sprague Street, P.O. Box 37
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                                    (Street)

 Readville (Boston),                   MA                             02137
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  (City)                             (State)                          (Zip)

                       Maxwell Shoe Company Inc. (MAXS)
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2. Issuer Name and Ticker or Trading Symbol


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3. IRS or Social Security Number of Reporting Person (Voluntary)

                                     4/98
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4. Statement for Month/Year


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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer


                  Director                   X      10% Owner
           -----                           ------

                  Officer (give                    Other (specify
           -----           title below)    ------         below)


                   ----------------------------------

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7. Individual or Joint/Group Reporting
      (check applicable line)

   X   Form Filed by One Reporting Person
 -----
       Form Filed by More than One Reporting Person
 -----
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
                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security        2. Trans-   3. Trans-      4. Secuirties Acquired (A)  5. Amount of        6. Ownership  7. Nature
   (Instr. 3)                  action      action         or Disposed of (D)          Securities          Form:         of Indirect
                               Date        Code           (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                              (Month/     (Instr. 8)   --------------------------     Owned at end        (D)           Ownership
                               Day/                                                   of Issuer's         Indirect     (Instr. 4)
                               Year)                    Amount   (A) or    Price      Fiscal Year         (I)
                                                                 (D)                 (Instr. 3 and 4)    (Instr. 4)
--------------------------  ----------  ------  ----   --------  ------    ------    ----------------   ------------  -------------
Class A Common Stock,
par value $0.01 per share     4/27/98      C4            798,603     A                                      I            (1)
--------------------------  ----------  ------  ----   --------  ------    ------     ---------------   ------------  -------------
                                                                             $17.50
Class A Common Stock,                                                         per
par value $0.01 per share     4/27/98      S4             798,603    D       share           0
--------------------------  ----------  ------  ----   --------  ------    ------     ---------------   ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
--------------------------  ----------  ------  ----   --------  ------    ------     ---------------   ------------  -------------
--------------------------  ----------  ------  ----   --------  ------    ------     ---------------   ------------  -------------
--------------------------  ----------  ------  ----   --------  ------    ------     ---------------   ------------  -------------
--------------------------  ----------  ------  ----   --------  ------    ------     ---------------   ------------  -------------
--------------------------  ----------  ------  ----   --------  ------    ------     ---------------   ------------  -------------
--------------------------  ----------  ------  ----   --------  ------    ------     ---------------   ------------  -------------
--------------------------  ----------  ------  ----   --------  ------    ------     ---------------   ------------  -------------

(1) The reporting person holds the shares as sole trustee of a trust for the benefit of Eleanor S. Blum.


* If the form is filed by more than one person, see instruction 4(b)(v).

                                                                         (Over)
                                                                SEC 2270 (7-96)

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FORM 5 (continued)


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction    5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/     (Instr. 8)         or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4, and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                                    --------------------------   -------------------
                                                                                        (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------
Class B Common Stock, par
value $0.01 per share                 (1)           4/27/98          C4                              798,603      (2)        (2)
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership of             11. Nature of
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      Derivative Security:         Indirect Beneficial
  (Instr. 3 and 4)                                   Owned at End of Year         Direct (D) or                Ownership (Instr. 4)
                                                                                  Indirect (I) (Instr. 4)
------------------------
  Title       Amount or
              Number of
              Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Class A
Common Stock  798,603                                         0                  I(3)                         (3)
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:

(1) Shares of Class B Common Stock may be converted into shares of Class A Common Stock on a one-for-one basis without any additional payment by the holders of the Class B Common Stock.

(2) Shares of Class B Common Stock may be converted at any time and have no expiration date.

(3) The reporting person holds the shares as sole trustee of a trust for the benefit of Eleanor S. Blum.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                   /s/ David Andelman               6/23/98
                              _______________________________    ______________
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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                                                                 SEC 2270 (7-96)